Exhibit 99.1

Certification by the Principal Executive Officer

Pursuant to 18 U.S.C. Section 111 (b) (4) of

the Emergency Economic Stabilization Act of 2008, As Amended

I, Lowell S. Dansker, Principal Executive Officer, certify, based on my knowledge, that:

(i) The compensation committee of Intervest Bancshares Corporation (the “Company”) has discussed, reviewed and evaluated with the Company’s senior risk officers at least every six months during the period beginning January 1, 2012 through December 31, 2012 (the “Covered Period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii) The compensation committee of the Company has identified and limited during the Covered Period the features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and has identified any features of the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The compensation committee of the Company has reviewed at least every six months during the Covered Period the terms of each employee compensation plan and identified the features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of the Company will provide a narrative description of how it limited during the Covered Period features in:

(a)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(b) Employee compensation plans that unnecessarily expose the Company to risks; and

(c) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) the Company has required that bonus payments of the SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA, be subject to a recovery or “clawback” provision during the Covered Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) the Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the Covered Period;

(viii) the Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the Covered Period;

(ix) the Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the Covered Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) the Company will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the Covered Period;

(xi) the Company will disclose the amount, nature, and justification for the offering during the Covered Period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) the Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the Covered Period a compensation consultant, and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) the Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the Covered Period;

(xiv) the Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) the Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for 2012, with the non-SEOs ranked in descending order of level of annual compensation, with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ Lowell S. Dansker
Lowell S. Dansker, Chairman and Chief Executive Officer
(Principal Executive Officer)
February 28, 2013